NEWS BULLETIN
FOR RELEASE

CalAmp Raises Guidance for
First Quarter Revenue and Earnings

OXNARD, CA, June 8, 2012 – CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, announced today that revenue for its fiscal 2013 first quarter ended May 31, 2012 is expected to be in the range of $43.5 to $44 million, above the previously issued revenue guidance range of $38 to $41 million. The higher revenue is primarily due to increased demand in the Company’s Wireless Datacom segment.

In addition, earnings per diluted share for the first quarter are now expected to be in the range of $0.13 to $0.14 GAAP and $0.17 to $0.18 Non-GAAP. These ranges are above the previously issued guidance of $0.07 to $0.11 GAAP and $0.10 to $0.14 Non-GAAP.

These first quarter revenue and EPS estimates are preliminary and are subject to completion of the Company’s normal quarterly closing process and the independent auditor’s quarterly review procedures.

The Company’s first quarter earnings announcement and conference call is scheduled for Thursday, June 28, 2012, after the market close.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to the risks described in the Company's Report on Form 10-K for fiscal 2012 as filed on April 26, 2012 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained.

About CalAmp
CalAmp develops and markets wireless communications solutions that deliver data, voice and video for critical networked communications and other applications. The Company’s two business segments are Wireless DataCom, which serves enterprise, utility and government customers, and Satellite, which focuses on the North American Direct Broadcast Satellite market. For more information, please visit www.calamp.com.

Contact:
Joanne Keates
Director Corporate Communications
jkeates@calamp.com
(805) 419-8239